EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter the “Agreement”) is entered into as of this 1st day of April, 2014 by and between:

STERLING SEAL & SUPPLY, INC., a New Jersey corporation which maintains its principal executive offices at 1105 Green Grove Road, Neptune, New Jersey 07753 (the “Company”); and,

MARGE GRAHAM, an individual, residing at _85 Highland Avenue, West Alexander, PA 15376 (hereinafter the “Employee”).

WITNESSETH:

WHEREAS, the Company requires the execution of this Agreement as a condition to the Company’s acquisition of all of the outstanding shares of capital stock of RG Sales, Inc. (“RGI”) pursuant to a Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”) which is occurring simultaneously with the execution of this Agreement;

WHEREAS, the Company manufactures, markets and sells fluid sealing products;

WHEREAS, the Employee is willing to accept employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.            Scope of Employment. Subject to the terms and conditions hereof, the Company hereby engages the Employee and the Employee hereby agrees to serve the Company as an employee of the Company, commencing on the date of this Agreement and continuing until the Agreement is terminated. The Employee shall perform the duties and obligations of Vice President responsible for sales, servicing, purchasing and management and shall perform such other related duties and obligations as from time to time may be assigned to the Employee. The Employee hereby accepts such employment and agrees to devote no more than three (3) days per week to the performance of services to the Company. Employee shall perform such services during days and times agreed upon by the Company and Employee, but in no event shall Employee be required to regularly perform such services outside of 8:00 a.m. and 5:00 p.m., Monday through Friday. In connection with the performance of such services, the Employee shall report to the President of the Company and shall perform such services as shall be assigned from time to time.

2.            Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of April 1, 2014and shall continue through March 31, 2016.

3.             Compensation.

(a)	Base Salary. The Employee will receive a base salary from the Company of fifty thousand dollars ($50,000) per annum, payable in accordance with the Company’s ordinary payroll practices.

(b)	Automobile Allowance. Employee shall be entitled to a monthly automobile allowance of Five Hundred and 00/100 dollars ($500) per month during the term of this Agreement.

(c)	Performance Bonus. Employee shall be eligible to receive performance bonuses as determined in the discretion of the Company’s Board of Directors.

(d)	Payroll Deductions and Tax Withholding. All payments required hereunder shall be made in accordance with local, state and federal tax requirements.

(e)	Director & Officer Insurance. Employee shall be covered under any policies of insurance provided by the Company for Directors and Officers of the Company, if applicable.

(f)	Vacation and Benefits.

(g)	Employee shall be entitled to six(6) days paid vacation, plus ten (10) paid personal days, as well as paid Company holidays. Vacation may be taken only upon notice to and approval of the President of the Company or his designee and may not be rolled over into any successive calendar year only.

(h)	Employee shall be entitled to participate in all benefit plans and programs generally available to other employees of the Company.

(i)	Expenses. The Employee is authorized to incur ordinary, necessary and reasonable expenses in the course of the Company’s business. Upon incurring the aforementioned expenses, the Company shall reimburse the Employee for such expenses in full every month, unless the expenses have been paid directly by the Company, upon presentation by the Employee of an itemized account of the expenses in a manner prescribed by the Company, together with all appropriate receipts required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.             Non Disclosure of Confidential Information.

(a)	Employee hereby agrees that during the term of this Agreement and for a period of three (3) years following the termination of this Agreement, she will not disclose, cause to be disclosed, or otherwise allow any Confidential Information (as hereinafter defined) to come into the possession of any person or entity, without the written consent of the Company, whether such information is on or in the Company’s documents, records, forms, memos, computer disks or tape, or otherwise, and whether the Confidential Information is in written, verbal or electronic form. Employee’s obligation to keep confidential all Confidential Information does not apply to any portions of the Confidential Information which, without breach of any obligation to the Company hereunder, is disclosed by Employee in a good-faith effort to obtain legal or financial advice, or as required by law, regulation, or judicial or administrative process. If Employee believes that Employee is required to disclose Confidential Information as required by law, regulation, or judicial or administrative process, Employee shall notify the Company of the same as soon as possible; PROVIDED, however, that such notification does not result in a violation of any law, regulation, or administrative or judicial order, as determined in the Employee’s reasonable discretion.

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(b)	“Confidential Information” means (i) all notes, analyses, compilations, studies, or other documents which are prepared by Employee or given to Employee in performance of her duties under this Agreement, and (ii) any written or oral information, data and/or materials pertaining to the Company’s or RGI’s strategic focus, products, processes, customers, supplies, financial condition, operating results, operations and services including information relating to research and development, marketing and purchasing.

(c)	The obligation of confidence assumed by Employee hereunder shall not apply to information:

(i)	which at the time of disclosure is in the public domain; or

(ii)	which after disclosure thereafter lawfully becomes a part of the public domain other than through disclosure by Employee or through Employee; or

(iii)	which is lawfully disclosed to Employee by a third party not under an obligation of confidence to the Company with respect to said information.

5.             Covenant Not to Compete. During the term of her employment and for a period of five (5) years after the termination Employee’s employment with the Company, Employee will not, without the prior consent of the Company, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, independent contractor, consultant, principal, agent, trustee or licensor, or in any similar capacity whatsoever, engage in the business of manufacturing, marketing, selling or distributing fluid sealing products anywhere in the United States. Employee acknowledges and agrees that the covenants set forth in this Section 5 and in Section 6 below are being made and agreed to in connection with and as a condition to the acquisition of all of the outstanding capital stock of RGI by the Company or about the date hereof

6.             Non-Solicitation. Without the prior written consent of the Company, for a period of five (5) years following the date of this Agreement, Employee shall not directly or indirectly (i) solicit or assist another person, firm or entity to solicit any employee, supplier, customer, vendor or other person having business relations with the Company to terminate such employee’s employment or terminate or curtail such supplier’s or other person’s relationship with the Company; or (ii) hire, employ or retain, or solicit or assist another person, firm or entity to hire, employ or retain, any employee of the Company.

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7.             Equitable Relief. The Employee and the Company agree that, in the event of breach, in addition to any remedies at law that each may have, Employee and the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.

8.             Acknowledgement. The Employee acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Employee further acknowledges that the Company would not acquire the capital stock of RGI in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of the business acquired by the Company.

9.             Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisruption and non-hiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of their respective interests and not unduly restrictive upon them. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not effect the enforceability of any other covenant or provision of this Agreement.

10.           Termination of Employment.

(a)	Termination for “Good Cause”:

The Company may terminate the Employee’s employment at any time for “Good Cause” and without liability except as specifically provided for herein. For purposes of this Agreement, the term “Good Cause” includes: (i) the conviction of the Employee of the commission of a felony; (ii) the Employee's willful or gross misconduct; (iii) the Employee's willful or gross neglect of duties; (iv) Employee’s material breach of the terms of this Agreement; or (v) the Employee's dishonesty towards, fraud upon, or deliberate injury or attempted deliberate injury to the Company.

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In the event that the Company terminates the Employee for “Good Cause,” the Company shall pay the Employee: (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with her duties hereunder; and (iii) any accrued paid time off. Any monies owed Employee pursuant to this Section 10(a) shall be paid in full within thirty (30) days of the termination of Employee’s employment for “Good Cause.”

(b)	Termination without “Good Cause”:

In the event that the Company terminates the Employee for any reason other than “Good Cause,” the Company shall pay to the Employee: (i) all earned but yet unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with her duties hereunder; (iii) any accrued paid time off and (iv) the Employee’s base salary in accordance with the Company’s ordinary payroll practice through the end of the term of this Agreement. Any monies owed Employee pursuant to clauses (i) and (iii) of this Section 10(b) shall be paid in full within thirty (30) days of the termination of Employee’s employment without “Good Cause.” Any monies owed Employee pursuant to clause (ii) or (iv) of this Section 10(b) shall be paid in accordance with the Company’s normal payroll schedule.

(c)	Death.

In the event of the death of the Employee during the Employment Period, the Employee’s estate shall be entitled to receive (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with her duties hereunder; and (iii) any accrued paid time off. Any monies owed to the Employee’s estate pursuant to this Section 10(c) shall be paid in full within thirty (30) days of Employee’s death.

(d)	Disability.

The Employee’s employment hereunder may, in the discretion of the Company, be terminated in the event of her Disability., for a period of (i) six consecutive months or (ii) more than nine months in any twelve-month period. In the event of a termination for Disability, the Employee shall be entitled to (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Employee in connection with her duties hereunder; and (iii) any accrued paid time off. For purposes of this section, “Disability” shall mean any illness or injury or physical or mental condition which shall prevent the Employee from performing her usual duties and services for the Company on substantially the same basis under which she was performing or was obligated to perform them prior to the occurrence or onset of such illness, injury or condition. Any monies owed to Employee pursuant to this Section 10(d) shall be paid in full within thirty (30) days of Employee’s termination.

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11.	Release. Notwithstanding anything else herein to the contrary, the payment to be paid by the Company to the Employee pursuant to Section 10(b)(iv) of this Agreement, is subject to the Employee entering into and not revoking a commercially reasonable release of claims in favor of the Company (the “Release”). The Release shall include an affirmation of the restrictive covenants set forth in Sections 4, 5 and 6 hereof and a non-disparagement provision. Pursuant to the Release, the Employee will release the Company from any claims, whether arising under federal, state or local statute, common law or otherwise, that the Employee may have against the Company and which have arisen on or before the date of the Release, other than any rights to indemnification pursuant to any provisions of the Company’s Certificate of Incorporation and By-laws or any directors and officers liability insurance policies maintained by the Company. If the Employee fails or otherwise refuses to execute the Release within a reasonable time after the Company’s request to do so, the Employee shall not be entitled to any of the payments referenced in this Section 11.

12.           Miscellaneous.

(a)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

(b)	Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the Employee’s employment with the Company and supercedes all prior and contemporaneous, written, oral, express, and implied communications, including any prior employment agreement between the Employee and Company or any of its Affiliates or subsidiaries. In the event that any term, or condition or provision of this Agreement varies from, or is in any way dissimilar to or a conflict with, any term, condition or provision of any of the Company’s benefit plans or any other agreement between the Parties, the terms, conditions and provisions of this Agreement will control.

(c)	Amendments. This Agreement cannot be amended, changed, or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

(e)	Assignability. The rights of the Employee under this Agreement are personal to the Employee and may not be assigned or transferred to any other person, firm or corporation. The Company may not assign this Agreement absent the written consent of Employee.

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(f)	Notices. All notices, request, demands, and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail return receipt requested, and shall be deemed to have been given or made when received at the following offices:

If to the Company:	Sterling Seal & Supply, Inc.
1105 Green Grove Road
Neptune, New Jersey 07753

If to the Employee:	Marge Graham
85 Highland Avenue
West Alexander, PA 15376

The above addresses may be changed by written notice given as above provided.

(g)	Consent to Jurisdiction. The Company and the Employee, by its or her execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within the Commonwealth of Pennsylvania for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Employee hereby consents to service of process in any such proceeding in any manner permitted by Pennsylvania law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12(f) hereof is reasonably calculated to give actual notice.

(h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

(i)	Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

(j)	Survival. The obligations of the Employee under Sections 4, 5, 6 and 11 herein shall survive any expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of date first written above.

Sterling Seal & Supply, Inc.

By:
Name:	Darren DeRosa
Title:	CEO

Marge Graham

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